Exhibit 99.1

CIGMA METALS CORPORATION

NEWS RELEASE 01-2010	January 8, 2010
Trading Symbol
Pink Sheets “CGMX.PK”
Frankfurt “C9KA.F”

NEWS RELEASE

CIGMA METALS CORPORATION IS PLEASED TO ANNOUNCE THE SALE OF ITS WHOLLY OWNED KAZAKHSTAN SUBSIDIARY.

Madrid, Spain – January 8, 2010 – Cigma Metals Corporation (the “Company,” “Cigma”) (Other OTC:CGMX.PK - News) (Frankfurt:C9KA.F - News) is pleased to announce that it has entered into an Equity Purchase Agreement between Cigma, a Florida corporation and Copperbelt AG, a Swiss corporation, for the sale of Cigma’s 100% interest in it’s Kazakhstan subsidiary to Copperbelt AG.

Under the terms of the Equity Purchase Agreement, Cigma has agreed to sell One Hundred Percent (100%) of its partnership interest in it’s Kazakhstan subsidiary to Copperbelt AG for One Million Five Hundred Thousand dollars ($1,500,000) dollars. The purchase price will be paid at the time of closing. The transaction is subject to the approval of Cigma’s shareholders and is expect to close not later than the earlier of (i) 25 days following Cigma’s mailing of its information statement to its shareholders to approve the Equity Purchase Agreement and the transactions contemplated thereby, or (ii) February 25, 2010.

Cigma Metals Corporation is a mineral exploration company focusing on the exploration and development of its mineral exploration property located in the Pavlodar province of Kazakhstan and its two exploration properties in the Tomsk province of Russia.  All the project areas were selected due to their proximity to a well-developed infrastructure, known mineral occurrences and from historical records of gold and base metals production.  The Company’s stock is quoted for trading in the United States of America on the OTC Pink Sheets under the symbol “CGMX.PK,” and under the symbol “C9KA.F” on the Frankfurt Exchange, in Germany.

For further information please contact Agustin Gomez de Segura:

Telephone:                  +34 609 00 14 24
Website:                      http://www.cigmametals.com

ON BEHALF OF THE BOARD

“Agustin Gomez de Segura”
Agustin Gomez de Segura
President, CEO and Director

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that plan for or anticipate the future, called "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," “should,” “could,” “expects,” "plans,"  "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology.

These forward-looking statements appear in a number of places in this press release and include, but are not limited to, statements about: our market opportunity; revenue generation; our strategies; competition; expected activities and expenditures as we pursue our business plan; the adequacy of our available cash resources; our ability to acquire properties on commercially viable terms; challenges to our title to our properties; operating or technical difficulties in connection with our exploration and development activities; currency fluctuations; fluctuating market prices for precious and base metals; the speculative nature of precious and base metals exploration and development activities; environmental risks and hazards; governmental regulations; and conduct of operations in politically and economically less developed areas of the world.

Many of these contingencies and uncertainties can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us.  Forward-looking statements are not guarantees of future performance.  These cautionary statements qualify all of the forward-looking statements made in this press release.  Specific reference is made to our most recent annual report on Form 10KSB and other filings made by us with the United States Securities and Exchange Commission for more detailed discussions of the contingencies and uncertainties enumerated above and the factors underlying the forward-looking statements. These reports and filings may be inspected and copied at the Public Reference Room maintained by the U.S. Securities & Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the U.S. Securities & Exchange Commission at 1-800-SEC-0330.  The U.S. Securities & Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S.  Securities & Exchange Commission at http://www.sec.gov/.

We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

This press release is for informational purposes only and is not and should not be construed as an offer to solicit, buy, or sell any security.